Exhibit 5.2

May 12, 2026 UMH Properties, Inc. Juniper Business Plaza 3499 Route 9 North, Suite 3-C Freehold, New Jersey 07728	Womble Bond Dickinson (US) LLP 100 Light Street 26th Floor Baltimore, MD 21202 t: 410.545.5800 f: 410.545.5801

Re:	Current Report on Form 8-K

Ladies and Gentlemen:

We serve as special Maryland counsel to UMH Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the sale and issuance by the Company of up to $97,512,461 maximum aggregate offering price of shares (the “Shares”) of 6.375% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”), $.010 par value per share, of the Company (“Common Stock”), pursuant to the Registration Statement on Form S-3 (Registration No. 333-295772) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 11, 2026, registering shares of common stock, shares of preferred stock, warrants and debt securities to be issued to the public from time to time pursuant to Rule 415 under the Securities Act. This opinion is being provided at your request in connection with the filing of the Prospectus Supplement (as defined below).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.          The Registration Statement (including the base prospectus dated May 11, 2026 included in the Registration Statement at the time it became effective) and the prospectus supplement relating to the Shares dated May 12, 2026 (the “Prospectus Supplement”), each in the form in which it was transmitted to the Commission under the Securities Act;

2.          The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.          The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.          Resolutions adopted by the Board of Directors of the Company, relating to the registration, sale and issuance of the Shares, certified as of the date hereof by an officer of the Company;

Womble Bond Dickinson (US) LLP is a member of Womble Bond Dickinson (International) Limited, which consists of independent and autonomous law firms providing services in the US, the UK, and elsewhere around the world. Each Womble Bond Dickinson entity is a separate legal entity and is not responsible for the acts or omissions of, nor can bind or obligate, another Womble Bond Dickinson entity. Womble Bond Dickinson (International) Limited does not practice law. Please see www.womblebonddickinson.com/us/legal-notice for further details.

UMH Properties, Inc. May 12, 2026 Page 2

5.          A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

6.          A certificate executed by an officer of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.          Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.          Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.          Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

4.          All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.          The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.          The Shares have been duly authorized and, upon delivery of the Shares in the manner contemplated by the Resolutions, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

UMH Properties, Inc. May 12, 2026 Page 3

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”), which is incorporated by reference in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm in the Prospectus Supplement under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ WOMBLE BOND DICKINSON (US) LLP

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